Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 8, 2005, except for paragraphs 9 and 10 of note 7 as to which the date is September 19, 2005, accompanying the consolidated financial statements of Collegiate Pacific Inc. and subsidiaries included in the Annual Report on Form 10-KSB as of and for the year ended June 30, 2005, incorporated by reference in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/GRANT THORNTON LLP

Dallas, Texas
October 3, 2005